Company Contact: Kevin Clark, CEO, COO and President Telephone: 305-324-2300

FOR IMMEDIATE RELEASE

ERBA DIAGNOSTICS, INC. REPORTS SECOND QUARTER 2012 FINANCIAL RESULTS

MIAMI, FL, August 13, 2012 — ERBA Diagnostics, Inc. (NYSE MKT: ERB), a fully integrated in vitro diagnostics company, reports its financial results for the quarter ended June 30, 2012.

Kevin D. Clark, Chief Executive Officer, Chief Operating Officer and President of ERBA Diagnostics, said, “I am pleased to report a continuation in the second quarter of 2012 of the turnaround we are experiencing, with a significant year-over-year reduction in operating loss to almost break-even, resulting from a significant reduction in operating expenses. Our expenses have continued to stabilize in the first half of 2012. We have seen growth in reagent sales throughout the last three quarters. Our cash position has also stabilized with a much lower amount of cash used in operations. Looking ahead into the remainder of 2012, now that we have become much more streamlined, we are continuing to focus on implementing a number of new initiatives in an effort to grow sales and product range, organically as well exploring potential acquisitions, both in the United States and internationally. These efforts are backed by our previously reported stock purchase agreement and warrant with our principal stockholder, ERBA Diagnostics Mannheim GmbH, which has already provided us with $5.45 million of equity funding and which has agreed to provide us with another $10.0 million pursuant to the stock purchase agreement and which has the right to provide us with an additional $14.55 million pursuant to the warrant.”

Financial Highlights for the Quarter and Six Months Ended June 30, 2012

Net revenues for the second quarter of 2012 were $4,315,000 compared with $4,375,000 in the second quarter of 2011, a decrease of $60,000, or 1.4%. The decrease in revenue was primarily the result of a decrease of $233,000 in instrument sales from domestic operations partially offset by an increase of $173,000 in net revenue from increased instrument sales and contract research and development agreement with ERBA Diagnostics Mannheim from European operations. Net revenue in the six months ended June 30, 2012 increased by $75,000, or 1%, from the same period last year. The increase in revenue for the six month period was primarily driven by the increase in instrument sales and contract research and development agreement with ERBA Diagnostics Mannheim in Europe.

Gross profit for the second quarter of 2012 was $2,204,000, or 51.1% of net revenue, compared with $2,360,000, or 53.9% of net revenue for the second quarter of 2011. Gross profit for the six months ended June 30, 2012 decreased by $148,000, or 3.3%, from the same period last year. The decrease in gross profit resulted from lower sales and the decrease in gross profit margin percentage was primarily driven by a decrease in sales of our proprietary instruments, which have a higher average margin than reagent sales in the United States.

Operating expenses for the second quarter of 2012 decreased compared to the same period of 2011, to $2,340,000 from $3,520,000. Selling expenses decreased mainly due to open sales positions in the United States and, in Italy, reduction in workforce and lower commissions. General and administrative expenses decreased as a result of reduction in workforce, reduction in leased office space and reduction in provision for doubtful accounts. Research and development expenses decreased principally due to reduction of research and development activities in the United States and funding of research and development in Italy.

Loss from operations for the second quarter of 2012 was $136,000 compared with loss from operations of $1,161,000 in the second quarter of 2011. Loss from operation totaled $255,000 for the six months ended June 30, 2012 compared to the loss from operations of $2,168,000 in the same period of 2011. Net loss for the second quarter of 2012 was $359,000, or $0.01 loss per share, compared with a net loss of $767,000, or $0.02 loss per share, in the second quarter of 2011. Net loss for the six months ended June 30, 2012 was $437,000, or $0.01 loss per share, compared to net loss of $1,788,000, or $0.05 loss per share, in the same period of 2011. Comprehensive loss was $474,000 for the second quarter of 2012 compared with comprehensive loss of $736,000 in the second quarter of 2011. Comprehensive loss for the six months ended June 30, 2012 was $471,000 compared to a comprehensive loss of $1,532,000 in the same period of 2011.

About ERBA Diagnostics, Inc.

ERBA Diagnostics, Inc. (www.erbadiagnostics.com), headquartered in Miami, Florida, is a fully integrated in vitro diagnostics company that develops, manufactures and distributes in the United States and internationally, proprietary diagnostic reagents, test kits and instrumentation, primarily for autoimmune and infectious diseases, through its three subsidiaries: Diamedix Corporation (U.S.), Delta Biologicals S.r.l. (Europe) and ImmunoVision, Inc. (U.S.).

Safe Harbor Statement

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the business and prospects of ERBA Diagnostics, Inc., including, without limitation: the risks and uncertainties related to the transactions contemplated by ERBA Diagnostics’ stock purchase agreement with ERBA Diagnostics Mannheim GmbH, including that the transactions contemplated to be consummated at the future closings under the stock purchase agreement may not be consummated on the contemplated terms, in the time frame anticipated, or at all, that the warrants may not be exercised, in whole or in part, by ERBA Diagnostics Mannheim, that ERBA Diagnostics Mannheim has the sole discretion regarding its decision of whether or not, and if so when, to exercise the warrants, in whole or in part, and such decision will be based upon considerations ERBA Diagnostics Mannheim deems to be appropriate, which may include, among other things, the future market price of ERBA Diagnostics’ common stock, which is subject to volatility and a number of other factors, many of which may be beyond ERBA Diagnostics’ control, and that, when deciding whether or not, and if so when, to exercise the warrants, in whole or in part, ERBA Diagnostics Mannheim’s interest may conflict with ERBA Diagnostics’ interests; ERBA Diagnostics’ ability to successfully improve its financial condition, results of operations and cash flows; ERBA Diagnostics’ ability to successfully maintain its cost containment efforts and reduced expenses; ERBA Diagnostics’ ability to continue to maintain a stabilized level of expenses; ERBA Diagnostics’ ability to continue to achieve growth in the level of reagent sales; ERBA Diagnostics’ ability to successfully achieve sales growth; ERBA Diagnostics’ ability to successfully maintain stability in its cash flows and liquidity position; ERBA Diagnostics’ ability to successfully grow its business, sales and product range in the United States and other markets, whether organically or through acquisitions, during the anticipated time frame or at all; ERBA Diagnostics’ ongoing initiatives to reduce manufacturing costs, manage operating expenses, increase sales in the United States and other markets and otherwise improve its operating results and performance may not be successful or result in the positive financial impact expected, whether in the time frame anticipated, or at all; ERBA Diagnostics may not be successful in identifying or consummating acquisitions or other strategic opportunities and any identified and consummated acquisition or other strategic opportunity may not be successfully integrated and may not result in synergies, operational efficiencies or other benefits anticipated and may not otherwise improve ERBA Diagnostics’ financial condition, operating results or cash position; economic, competitive, political, governmental and other factors affecting ERBA Diagnostics and its operations, markets and products; the success of ERBA Diagnostics’ technological, strategic and business initiatives; ERBA Diagnostics’ ability to achieve cost advantages from its own manufacture of instrument systems, reagents and test kits; voting control of ERBA Diagnostics’ common stock by ERBA Diagnostics Mannheim; conflicts of interest with ERBA Diagnostics Mannheim and with ERBA Diagnostics’ officers, employees and other directors, including, without limitation, directors that are also executive officers of ERBA Diagnostics Mannheim; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. In addition to the risks and uncertainties set forth above, investors should consider the economic, competitive, governmental, technological and other risks and uncertainties discussed in ERBA Diagnostics’ filings with the Securities and Exchange Commission, including, without limitation, the risks and uncertainties discussed under the heading “Risk Factors” in such filings.

ERBA DIAGNOSTICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS

(Unaudited)

Period Ended June 30,	Three months		Six months
	2012	2011	2012	2011
Net revenues	$4,314,869	$4,374,998	$8,584,159	$8,509,355
Cost of sales	2,110,415	2,015,080	4,257,366	4,034,222
Gross profit	2,204,454	2,359,918	4,326,793	4,475,133

Operating expenses:
Selling and marketing	992,734	1,508,527	1,979,627	2,734,016
General and administrative	1,105,355	1,577,071	2,164,742	2,924,072
Research and development	242,305	434,867	437,848	985,102
Total operating expenses	2,340,394	3,520,465	4,582,217	6,643,190

(Loss) from operations	(135,940)	(1,160,547)	(255,424)	(2,168,057)

Other income (expense):
Interest income (expense)	(9,330)	(3,829)	(21,996)	(7,220)
Gain (loss) on foreign currency transactions	(188,870)	2,197	(103,194)	11,379
Other income (expense), net	2,895	17,548	(1,417)	27,558
Total other income (expense), net	(195,305)	15,916	(126,607)	31,717

(Loss) before income taxes	(331,245)	(1,144,631)	(382,031)	(2,136,340)

(Provision)/benefit for income taxes	(27,435)	377,146	(55,104)	348,838

Net (loss)	(358,680)	(767,485)	(437,135)	(1,787,502)
Other comprehensive income (loss) foreign currency translation adjustments	(115,333)	31,286	(33,622)	255,768
Comprehensive loss	$(474,013)	$(736,199)	$(470,757)	$(1,531,734)

Net (loss) per share-basic and diluted	$(0.01)	$(0.02)	$(0.01)	$(0.05)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	34,892,653	27,763,532	34,642,103	27,707,023
Diluted	34,892,653	27,763,532	34,642,103	27,707,023

ERBA DIAGNOSTICS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2012	2011
	(Unaudited)	(Audited)
ASSETS

Current assets:
Cash and cash equivalents	$3,629,302	$3,653,244
Accounts receivable, net of allowances for doubtful accounts of $694,011 and $716,599, respectively	5,804,470	5,950,621
Inventories, net	3,767,094	3,830,295
Other current assets	401,248	231,992
Total current assets	13,602,114	13,666,152

Property, plant and equipment, net	1,324,466	1,456,940
Equipment on lease, net	540,445	674,504
Product license	282,936	282,936
Goodwill	870,290	870,290
Restricted deposits	117,661	127,859
Other assets	105,740	128,203
Total assets	$16,843,652	$17,206,884

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,952,674	$2,345,838
Accrued license payable	125,765	129,490
Revolving line of credit	609,541	736,566
Accrued expenses and other current liabilities	1,834,632	1,744,221
Capital lease obligation, current	62,085	79,186
Total current liabilities	4,584,697	5,035,301

Other long-term liabilities:
Capital lease obligation, long-term	65,249	21,287
Deferred tax liabilities	460,422	428,676
Other long-term liabilities	971,769	994,348
Total other long-term liabilities	1,497,440	1,444,311

Commitments and contingencies

Shareholders’ equity:
Common stock, $0.01 par value, authorized 100,000,000 shares, issued and outstanding 34,991,554 and 34,391,554, respectively	349,915	343,915
Additional paid -in capital	46,534,037	46,035,037
Accumulated deficit	(35,420,950)	(34,983,815)
Accumulated other comprehensive loss	(701,487)	(667,865)
Total shareholders’ equity	10,761,515	10,727,272

Total liabilities and shareholders’ equity	$16,843,652	$17,206,884